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Exhibit 8.1

September 28, 2012

Enterprise Products Partners L.P.

1100 Louisiana, 10th Floor

Houston, TX 77002

Ladies and Gentlemen:

We have acted as special counsel to Enterprise Products Partners L.P., a Delaware limited partnership (the “Partnership”), in connection with the preparation of a prospectus supplement dated September 25, 2012 (the “Prospectus Supplement”) forming a part of the registration statement on Form S-3 filed by the Partnership with the Securities and Exchange Commission (the “Commission”) dated November 29, 2010 (the “Registration Statement”), relating to the offer and sale (the “Offering”) of 8,000,000 common units (9,200,000 common units if the underwriters’ over-allotment option is exercised in full) representing limited partner interests in the Partnership (the “Common Units”). In connection therewith, we have participated in the preparation of the discussion set forth under the captions “Material Tax Consequences” in the Registration Statement and “Material Tax Consequences” in the Prospectus Supplement (the “Discussion”). Capitalized terms used and not otherwise defined herein are used as defined in the Registration Statement.

The Discussion, subject to the qualifications and assumptions stated in the Discussion and the limitations and qualifications set forth herein, constitutes our opinion as to the material United States federal income tax consequences for purchasers of the Common Units pursuant to the Offering.

This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the date hereof. In addition, our opinion is based on the assumption that the matter will be properly presented to the applicable court.

Furthermore, our opinion is not binding on the Internal Revenue Service or a court. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusion. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated.

Enterprise Products Partners L.P.

Enterprise Products Operating LLC

September 28, 2012

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Partnership and to the references to our firm and this opinion contained in the Prospectus Supplement forming a part of the Registration Statement. In giving this consent, we do not admit that we are “experts” under the Securities Act of 1933, as amended, or under the rules and regulations of the Commission relating thereto, with respect to any part of the Registration Statement, including this exhibit to the Current Report on Form 8-K.

Very truly yours,

/s/ ANDREWS KURTH LLP